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                                                                    EXHIBIT 21.1





                     List of Subsidiaries of the Registrant



GaSonics World Trade, Inc.

GaSonics International Europe Limited

GaSonics International Japan, Kabushiki Kaisha

GaSonics International Korea Corporation

GaSonics International France Societe a Responsabilite Limitee

GaSonics International Israel Limited

GaSonics International Ireland Limited

GaSonics International Germany GmbH